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                                                                     Exhibit 5.5

                            [MAYER BROWN LETTERHEAD]


The Addressees set out in the Appendix



Your ref:
Our ref: 20445/03137211


                                                                    5 March 2004

Ladies and Gentlemen:

1.       BACKGROUND

         We have acted as special English counsel to Burns Philp (U.K.) Plc (company number 2134749), an English public limited company (the "COMPANY"), in connection with:

         (a) the issuance by Burns Philp Capital Pty Limited, a corporation incorporated under the laws of the Australian Capital Territory, and Burns Philp Capital (U.S.) Inc., a Delaware corporation (together the "ISSUERS"), of US$100,000,000 in aggregate principal amount of 9 1/2% Senior Notes due 2010 (the "NOTES") pursuant to an indenture dated 16 June 2003 among the Issuers, the Company and the other guarantors named therein (the "GUARANTORS") and Wells Fargo Bank, National Association, as trustee (the "INDENTURE");

         (b) the guarantee of the Notes by the Company pursuant to Article 11 of the Indenture (the "GUARANTEE");

         (c) the proposed offer (the "REGISTERED EXCHANGE OFFER") to the holders of the Notes in exchange for the surrender of the Notes, of a like aggregate principal amount of debt securities of the Issuer, issued under the Indenture, identical in all material respects to the Notes and registered under the Securities Act of 1933 (as amended) (the "ACT"); and

         (d) the filing of a registration statement (the "EXCHANGE OFFER REGISTRATION STATEMENT") with the Securities and Exchange Commission of the United States (the "COMMISSION") under the Act pursuant to paragraph 1 of the Registration Rights Agreement (defined at Paragraph 2(j) below) within 120 days of the purchase of the Notes by the Initial Purchasers (defined below) pursuant to the Purchase Agreement (defined at Paragraph 2(i) below).



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         This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K of the Commission. Capitalised terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (defined at Paragraph 2(i) below).

2.       EXAMINATION AND ENQUIRIES

         For the purposes of giving this opinion, we have examined copies of the following:

         (a) CONSTITUTIONAL DOCUMENTS: a copy of the certificate of incorporation, certificate of change of name, memorandum and articles of association of the Company, certified by the company secretary as being up-to-date to 5 March 2004;

         (b) CORPORATE AUTHORITY: the minutes of meetings of the board of directors of the Company held on 9 and 27 May 2003 at which these transactions, and in particular, the execution of the Indenture, were approved, certified by the chairman of the meeting;

         (c) SHAREHOLDER APPROVAL: written resolutions of the shareholders of the Company passed on 9 and 26 May 2003 approving of the Company executing, among other documents, the Indenture;

         (d) OFFICERS CERTIFICATE: an officers certificate signed by a director of the Company dated 5 March 2004 relating to the meetings referred to in paragraph 2(b) (Corporate authority) and the shareholders resolutions referred to in paragraph 2(c) (Shareholder approval) of this opinion and certifying the identity of the officers and Attorney (as defined in the Power of Attorney referred to in paragraph 2(g) (Power of Attorney) of this opinion) of the Company;

         (e) COMPANY SEARCH: a copy of the records of the Company from Companies House Direct on 30 December 2002 (and up-dated on the date of this opinion) (the "COMPANY SEARCH");

         (f) GOOD STANDING CERTIFICATE: the faxed copy of a certificate of good standing in respect of the Company issued by the Registrar of Companies dated 3 March 2004;

         (g) POWER OF ATTORNEY: powers of attorney from the Company appointing the individuals referred to in the powers of attorney to be its attorney dated 9 and 27 May 2003 and executed by the Company (the "POWER OF ATTORNEY");

         (h) INDENTURE: the Indenture executed by, amongst others, the Company and the Issuers;

         (i) PURCHASE AGREEMENT: a purchase agreement dated 2 June 2003 (the "PURCHASE AGREEMENT") among the Issuers, the Guarantors and Credit Suisse First Boston LLC, as the initial purchaser (the "INITIAL PURCHASER");

         (j) REGISTRATION RIGHTS AGREEMENT: an agreement relating to, among other things, the filing by the Issuers of an exchange offer registration statement with the Securities and Exchange Commission within 120 days of the date of issue of the Notes dated 16 June 2003 among the Issuers, the Guarantors and the Initial Purchaser (the "REGISTRATION RIGHTS AGREEMENT"), which exchange offer registration statement was filed with the Securities and Exchange Commission on 30 July 2003 under file number 333-107460; and
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         (k)      GLOBAL NOTE: the form of the global note to be issued by the
                  Issuers pursuant to the Indenture and the Purchase Agreement in the form set out in Exhibit 1 to the Rule 144A/Regulation S Appendix of the Indenture.

         As to questions of facts which are material to this opinion, we have, when the relevant facts were not independently established by us, relied upon statements made in the documents, records and certificates referred to in this opinion (in particular, but without limitation, we have relied upon the statements made in the Officers Certificate and have assumed such statements are true, correct and not misleading in any respect).

         In rendering the opinions set forth below, we have examined such other documents, corporate records, certificates of public officials and officers and other representatives of the Company, and such other agreements, instruments and documents, and made such investigations of law as we have deemed necessary for the purposes of this opinion.

3.       OPINION

         Based on the examination and enquiries referred to in Paragraph 2 (Examination and enquiries) above and the assumptions set out in Paragraph 4 (Assumptions) below, we are of the opinion that:

         (a) STATUS AND CORPORATE POWER: the Company (i) is duly incorporated and is an existing corporation in good standing under the laws of England and Wales and (ii) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture;

         (b) DUE EXECUTION: the Indenture has been duly authorized, executed and delivered by the Company;

         (c) NO CONTRAVENTION: the execution and delivery by the Company of, and the performance of its obligations under, the Indenture will not result in a breach or violation of:

                  (i) any of the terms and provisions of, or constitute a default under, any statute, any rule or regulation or, any order of any governmental agency or body or any court of England having jurisdiction over the Company or any of its properties; or

                  (ii)     the constitutional documents of the Company; and

         (d) NO CONSENT: no consent, approval, authorization or order of, or filing with, any governmental agency or body or court of England is required for the consummation by the Company of the transactions contemplated by the Indenture in connection with the issuance or sale of the Notes.

         For the purpose of this opinion, "DULY INCORPORATED" (as used in Paragraph 3(a) (Status and corporate power) in relation to the Company means that the requirements of the Companies Act(s) applicable at its date of incorporation in respect of registration and of matters precedent and incidental to it have been complied with and that the Company is authorised to be registered and is duly registered under that or those Acts.

         For the purposes of this opinion, "EXISTING CORPORATION IN GOOD STANDING" (as used in Paragraph 3(a) (Status and corporate power) in relation to the Company means that it is
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         subsisting at the date of this opinion and has not been struck off the register maintained by the Registrar of Companies for England and Wales, dissolved, nor ceased to exist by reason of any merger or consolidation or limitation on the duration of its existence.

4.       ASSUMPTIONS

         In giving this opinion, we have assumed:

         (a) GENUINENESS OF ALL SIGNATURES AND DOCUMENTS: the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and that the statements in the Officers Certificate are true, correct and not misleading in any respect;

         (b)      OTHER PARTIES: that the Indenture:

                  (i) is within the capacity and powers of each of the parties to it (other than the Company);

                  (ii) has been validly authorised and duly executed and delivered by each such party; and

                  (iii) constitutes the valid, binding and enforceable obligations (under the laws of each applicable jurisdiction) of each such party;

         (c) ACCURATE INFORMATION: that all information supplied to us (orally or in writing) by the Company (through any of its employees or agents), by any other lawyers involved in the transaction or otherwise is true and accurate in all material respects;

         (d) ACCURACY OF SEARCHES: that the information provided to us in, or in response to, the Company Search and the Good Standing Certificate was when provided, and remains at the date of this opinion, accurate, complete and up to date in all respects;

         (e) NO OTHER FACT: that there is no fact or matter (such as a mistake or misrepresentation before or at the time the Indenture was entered into, a subsequent release, waiver or variation of any right or provision or any action having been taken in respect of the Company which is not filed or registered with the Registrar of Companies) which would or might affect this opinion and which was not revealed to us by the steps taken by us in connection with this opinion; and

         (f) INDENTURE: that for the purposes of our opinion in Paragraph 3(c) (No contravention), the Indenture is and will be construed and enforced in the same way as it would have been construed and enforced had it been construed in accordance with and governed by English law.

5.       LAW AND RELIANCE

         (a) This opinion relates only to the laws of England and Wales in force at today's date. We express no opinion with regard to the laws of any other jurisdictions. This opinion shall be governed by and construed in accordance with English law.
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         (b)      We hereby consent:

                  (i) to the filing of this legal opinion with the Commission as an exhibit to the Exchange Offer Registration Statement;

                  (ii)     to the reference made to this firm therein; and

                  (iii) to Dewey Ballantine LLP relying on this legal opinion with respect to matters of English law for the purposes of its opinion filed as an exhibit to the Exchange Offer Registration Statement.

                  In giving these consents, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         (c) This opinion is strictly limited to the matters set out above and does not extend to and is not to be read as extending by implication to any other matter.

Yours faithfully

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP
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                                  THE APPENDIX

Burns Philp (U.K.) Plc
Victoria House
15 Gay Street
Bath
Avon BA1 2PH

Burns Philp & Company Limited
Level 23
56 Pitt Street
Sydney
NSW 2000